Exhibit 99.1

Genius Products Secures Rights to World-Famous Hollywood Sign to Brand New Line of Classic Movies and TV Programs for Release on DVD

    SAN DIEGO--(BUSINESS WIRE)--May 12, 2004--

 Global Icons Brokers Licensing Deal for Hollywood Chamber of Commerce

    Standing for more than 75 years as the most recognized symbol of the entertainment industry in the world, the famed Hollywood Sign will now grace the boxes of a new series of DVD releases from Genius Products, Inc. (OTCBB:GNPI).
    Genius Products has signed a multi-year licensing agreement for the rights to the world-famous Hollywood Sign landmark. The legendary image will brand an extensive new line of DVD releases featuring many of Hollywood's best-known stars in classic feature films and television programs. Global Icons, a corporate and entertainment brand licensing agency, brokered the deal on behalf of its client, the Hollywood Chamber of Commerce.
    "The Hollywood Sign is recognized throughout the world as a universal symbol that epitomizes all the glitz, glamour and excitement of Hollywood, from the birth of the entertainment industry in California to the global phenomenon it has become today. It is the ideal symbol to brand our newest collection of classic movies and classic TV programs," said Klaus Moeller, Chief Executive Officer.
    Featuring such Hollywood icons as John Wayne, Cary Grant, Marilyn Monroe and Elizabeth Taylor, Genius Products will release an initial slate of twenty-four movies and twenty-four television programs under the new Hollywood Movie Classics and Hollywood Television Classics brands. Digitally remastered and sound enhanced, the collections will be offered to retailers in either 120 or 480 count displays with a June 8, 2004 street date. "The power-packed iconography of the Hollywood Sign provides Genius Products with an unequalled value-added component to appeal to millions of Hollywood fans worldwide. We are pleased to partner with Genius Products on this unique collection as their products always equate to quality and exceptional presentation," said Jeff Lotman, CEO, Global Icons.

    About Global Icons

    Global Icons is a licensing and merchandising agency, specializing in the development and extension of corporate brands, trademarks, and entertainment properties. On behalf of its ever-expanding roster of clients, the company's goal is to drive profitability and increase brand awareness through the establishment of new products, distribution channels, and revenue streams. Select clients include Spinning, Otomix, Delta, Bertram Yacht, Airstream, Chuck E. Cheese, Duncan Hines, Cirque du Soleil, Igloo, HUMVEE, Pep Boys, Ronald McDonald House Charities, Hollywood Sign and Walk of Fame, and Beverly Hills Shield, among others. Please visit www.globalicons.com for more information.

    About Genius Products, Inc.

    Genius Products, Inc. (OTCBB:GNPI) is a multi-brand company that designs and markets family entertainment products including DVDs, videos, CDs and cassettes. The products are sold under Baby Genius(TM), Kid Genius(TM) and other licensed brands such as Guess How Much I Love You(TM), Paddington Bear(TM), Raggedy Ann & Andy(TM) and the AMC(TM) brand name. Our products are distributed at major retail stores nationwide such as Target, Wal-Mart, Kmart, Sams Club, Costco, Toys R Us, Babies R Us, Borders, Best Buy and Shopko. We also license the Baby Genius brand to third-party companies for a variety of products, including books, apparel and infant care products. Promotional partners include Kellogg's, The World Famous San Diego Zoo, Playtex, Fazoli's and Child Magazine.

    Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect our business, forecasts, projections and prospects, and cause results to differ from these forward-looking statements. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include our ability to grow our business, to obtain additional licenses, to meet anticipated release schedules and other matters, which are described in our filings with the Securities and Exchange Commission.

    CONTACT: SSA PUBLIC RELATIONS
             Los Angeles: John Russel, Elliott Chang, 818-501-0700 New York: Blanche Frankel, Erica Viana, 212-679-4750